Exhibit 21.1

Subsidiaries of Circle Internet Group, Inc.

Name of Subsidiary	Jurisdiction of Organization

Hashnote Holdings LLC	Delaware
Circle Internet Contract Services LLC	Delaware
Circle Internet Financial Limited	Ireland
Circle Internet Management Services LLC	Delaware
Circle Internet Distribution LLC	Delaware
Hashnote Management LLC	Delaware
Circle International Bermuda Limited	Bermuda
Hashnote International Management LLC	Cayman Islands
Hashnote Associates LLC	Delaware
Hashnote International Short Duration Yield Fund Ltd.	Cayman Islands
Circle Internet MEA Ltd.	Abu Dhabi
Circle Japan KK	Japan
Circle SBI Japan K.K.	Japan
Circle Internet Singapore Pte Ltd.	Singapore
Circle Internet Finance Cayman Limited	Cayman Islands
Circle Internet Holdings, Inc.	Delaware
Circle Internet International Canada Limited	Canada
Circle Internet Financial Europe SAS	France
Circle IF Jersey Limited	Jersey
Cybavo Pte. Ltd.	Singapore
Circle Internet Financial Trading Company Limited	Ireland
Circle CYMN Limited	Cayman Islands
Circle Ventures	Cayman Islands
Pluto Holdings, LLC	Delaware
Project 7 Merger Sub 2 Inc.	Delaware
Circle Internet Financial LLC	Delaware
Circle Technology Services, LLC	Delaware
CYBAVO Inc.	Taiwan
Circle UK Trading Limited	United Kingdom
Circle CYMN HK Limited	Hong Kong
Yorix, LLC	Delaware
SI Advisors I, LLC	Delaware
SI Securities, LLC	Delaware
Circle Payments, LLC	Delaware
Circle Trade Europe Limited	United Kingdom